Groupon Adds Joey Levin to Board of Directors

CHICAGO -- Groupon (www.groupon.com) (NASDAQ: GRPN) today announced that Joey Levin, CEO of IAC (NASDAQ: IAC), will join its Board of Directors, effective immediately.

“I’m excited to welcome Joey, who brings a deep background in the digital space and an appreciation for how to build fast-moving, customer-focused businesses,” said Groupon Chairman Eric Lefkofsky.

Levin, 37, has enjoyed a 14-year career at IAC and currently oversees the media and Internet company composed of widely known brands such as HomeAdvisor, Vimeo, About.com, Dictionary.com, The Daily Beast, Investopedia and Match Group's online dating portfolio of Match, OkCupid, Tinder and PlentyOfFish.

“Groupon is an e-commerce pioneer who has changed the game when it comes to how consumers discover and transact with local merchants,” said Levin. “I’ve been impressed with the management team and their strategy to attack the local opportunity, and look forward to working with an engaged and talented Board in helping shape the company’s success.”

The addition brings significant digital and operational experience to the Groupon Board, said CEO Rich Williams.

“As Groupon builds the daily habit for local commerce, Joey brings strong perspective in consumer technology as well as deep strategic marketing experience having helped build and scale segment leading brands in hotly contested spaces,” he said. “He will provide both a broad sense of the space, as well as a valuable tactical viewpoint on how to drive the company forward.”

"Groupon" is a trademark of Groupon, Inc., and "Groupon" is registered in the U.S. and other countries. All other names used may be trademarks owned by their respective holders.

About Groupon
Groupon (NASDAQ: GRPN) is building the daily habit in local commerce, offering a vast mobile and online marketplace where people discover and save on amazing things to do, see, eat and buy. By enabling real-time commerce across local businesses, travel destinations, consumer products and live events, shoppers can find the best a city has to offer.

Groupon is redefining how small businesses attract and retain customers by providing them with customizable and scalable marketing tools and services to profitably grow their businesses.

To download Groupon's top-rated mobile apps, visit www.groupon.com/mobile. To search for great deals or subscribe to Groupon emails, visit www.groupon.com. To learn more about the company’s merchant solutions and how to work with Groupon, visit www.groupon.com/merchant.